- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                ---------------

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                            ------------------------

      Date of Report (Date of Earliest Event Reported): September 23, 1994

                            ------------------------

                         IDB COMMUNICATIONS GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

       0-14972                      93-0933098
(Commission File No.)  (I.R.S. Employer Identification No.)

10525 WEST WASHINGTON BOULEVARD, CULVER CITY, CALIFORNIA       90232-1922
          (Address of Principal Executive Offices)             (Zip Code)

                                 (213) 870-9000
              (Registrant's Telephone Number, Including Area Code)

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

    On November 11, 1994, Registrant and Keystone Communications Corporation ("Keystone"), a privately-held provider of broadcast distribution services, entered into non-binding letters of intent regarding a series of transactions which, if consummated, will allow Keystone to operate and manage the broadcast business of Registrant (excluding the simulcast and audio portions of the business) (the "Broadcast Business"). The letters of intent provide that Keystone will lease substantially all of the tangible assets of the Broadcast Business pursuant to an operating lease and will manage the contracts and other intangible assets of the Broadcast Business through a management agreement. In connection with these transactions, it is contemplated that Registrant will also acquire for $6.0 million a 25% equity interest in Keystone to be held through a new partnership formed with other Keystone investors. The following is a summary of the material provisions of the letters of intent.

    The letters of intent provide that the lease agreement will be for an initial term of 36 months, subject to renewal, at Keystone's discretion, for an additional 24 months. Keystone will pay Registrant $6.0 million on the closing date and, during the initial lease term, quarterly lease payments in the aggregate amount of $12.2 million. If the lease is renewed, lease payments in the aggregate amount of $15.8 million will be paid by Keystone during the two year renewal period.

    In addition, Keystone will be granted an option to acquire the tangible assets of the Broadcast Business which will be exercisable at the end of the initial 36-month lease term for $31 million, if the lease is renewed, at any time during the renewal period for the sum of (i) $19.3 million and (ii) the aggregate amount of any remaining lease payments through the end of the renewal period, with such aggregate sum discounted at the rate of 8% per annum. The purchase price for the assets would be payable, at the election of Keystone, in cash or by a subordinated promissory note of Keystone which would accrue interest at the rate of 8% per annum. The promissory note would be payable over a four-year period commencing on the date of its issuance and would be secured by the leased assets. If the option is not exercised, Keystone would be obligated to pay Registrant an additional $2.1 million on the lease termination date, subject to certain exceptions.

    The terms of the letters of intent also provide that Keystone will manage the contracts and other intangible assets used in the Broadcast Business for a period of up to 60 months pursuant to a management agreement. If Keystone exercises its option to purchase the tangible assets under the lease, Registrant will also transfer the intangible assets to Keystone. Keystone will receive no fixed fee as manager. Instead, each year Registrant and Keystone will share in any net profits of the Broadcast Business in the following manner: (i) Registrant will receive 80% of the first $4.0 million of net profits, with Keystone retaining the remaining 20% and (ii) Registrant and Keystone will each receive one-half of any net profits in excess of $4.0 million. Registrant will be liable for any net losses of the Broadcast Business and will have the right to terminate the management agreement, as well as the lease, if the Broadcast Business reports net losses for any two consecutive quarters or reports a net loss for any year.

    On September 23, 1994, the Registrant entered into a letter agreement with Autotote Corporation ("Autotote"), a publicly-held provider of computerized wagering systems, providing for the sale by the Registrant of the simulcast assets of its broadcast business to Autotote for $13.5 million and the sublease by the Registrant of certain satellite transmission capacity to Autotote on an ongoing basis. The simulcast assets consist primarily of transportable broadcast equipment used for the live transmission of sporting events via satellite in connection with wagering.

    Consummation of these proposed transactions will be subject to the negotiation of definitive agreements and receipt of board and various third party approvals. There can be no assurance that any of these transactions will be consummated or, if consummated, that they will be on the terms described above. The description contained herein of the proposed transactions does not purport to be complete and is qualified in its entirety by the various letters of intent filed as Exhibits hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (c)  Exhibits.

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                 NUMBERED
   NO.     DESCRIPTION                                                                                     PAGE
- - ---------  ------------------------------------------------------------------------------------------  -------------
  99.1(a)  Restated Letter of Intent; Proposed Equity Acquisition in Keystone Communications
            Corporation effective as of November 11, 1994............................................
  99.1(b)  Restated Letter of Intent; Proposed Management Agreement effective as of November 11,
            1994.....................................................................................
  99.1(c)  Restated Letter of Intent; Proposed Operating Lease Agreement effective as of November 11,
            1994.....................................................................................

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Culver City, State of California, on November 21, 1994.

                                          IDB COMMUNICATIONS GROUP, INC.

                                          By          /s/  RUDY WANN

                                             -----------------------------------
                                                          RUDY WANN
                                                 VICE PRESIDENT, FINANCE AND
                                                   CHIEF FINANCIAL OFFICER